------                       UNITED STATES SECURITIES AND EXCHANGE COMMISSION                         ------------------------------
FORM 4                                    WASHINGTON, D.C. 20549                                               OMB APPROVAL
------                                                                                                ------------------------------
                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                           OMB Number:      3235-0298
[ ] Check this box if no                                                                              Expires: December 31, 2001
    longer subject to         Filed pursuant to Section 16(a) of the Securities                       Estimated average burden
    Section 16. Form 4            Exchange Act of 1934, Section 17(a) of the                          hours per response.....0.5
    or Form 5 obligations         Public Utility Holding Company Act of 1935                          ------------------------------
    may continue. See              or Section 30(f) of the Investment Company
    Instruction 1(b).                           Act of 1940

(Print or Type Responses)
------------------------------------------------------------------------------------------------------------------------------------
 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person to
    Global Acquisitions Corporation                Perceptronics, Inc. Trading Symbol: PCTR       Issuer (Check all applicable)
---------------------------------------------  ----------------------------------------------       Director       X 10% Owner
  (Last)          (First)          (Middle)    3. IRS Identification      4. Statement for      ----              ---
  Craigmuir Chambers                              Number of Reporting        Month/Year             Officer (give    Other (specify
  P.O. Box 71                                     Person, if an entity      August 2001         ----        title ---       below)
---------------------------------------------     (Voluntary)             ------------------                below)
                 (Street)                                                 5. If Amendment,
 Roadtown, Tortola, British Virgin Islands     --------------------------    Date of Original       --------------------------------
---------------------------------------------
  (City)           (State)           (Zip)                                                   7. Individual or Joint/Group Filing
                                                                          ------------------    (Check Applicable Line)
                                                                                                 X    Form filed by one
                                                                                                ----  Reporting Person
                                                                                                      Form filed by More than
                                                                                                ----  One Reporting Person
------------------------------------------------------------------------------------------------------------------------------------
                         TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5. Amount of Se-    6. Owner-     7. Nature
  (Instr. 3)                       action      tion         or Disposed of (D)          curities Benefi-    ship          of In-
                                   Date        Code         (Instr. 3, 4 and 5)         cially Owned at     Form:         direct
                                               (Instr. 8)                               End of Month        Direct        Benefi-
                                  (Month/                                               (Instr. 3 and 4)    (D) or        cial
                                   Day/     ---------------------------------------                         Indirect      Owner-
                                   Year)    Code    V      Amount   (A) or    Price                         (I)           ship
                                                                    (D)                                     (Instr. 4)    (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                 August 3, 2001   X           1,363,636   A       $0.22        3,863,636          I         By Global
                                                                                                                          Alpha
                                                                                                                        Corporation
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
*If the form is filed by more than one reporting person, see Instruction 4(b)(v).

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED
TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.                                            SEC 1474 (3-99)

FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (e.g., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative  2. Conver-   3. Trans-    4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount     8. Price
   Security                sion or      action       action      Derivative       cisable and     of Underlying           of
   (Instr. 3)              Exercise     Date         Code        Securities       Expiration      Securities              Deriv-
                           Price of     (Month/      (Instr.     Acquired (A)     Date            (Instr. 3 and 4)        ative
                           Deriv-       Day/         8)          or Disposed      (Month/Day/                             Secur-
                           ative        Year)                    of (D) (Instr.   Year)                                   ity
                           Security                              3, 4, and 5)                                             (Instr. 5)
                                                                               -----------------------------------------
                                                                               Date    Expira-                  Amount or
                                                 ----------------------------- Exer-   tion       Title         Number of
                                                 Code  V    (A)        (D)     cisable Date                     Shares
------------------------------------------------------------------------------------------------------------------------------------
Warrant (right to buy)    $0.22      8/3/2001    D(1)                6,058,222          8/3/2001  Common Stock   6,058,222
------------------------------------------------------------------------------------------------------------------------------------
Warrant (right to buy)    $0.23      8/3/2001    D(1)                6,058,222         10/2/2001  Common Stock   6,058,222
------------------------------------------------------------------------------------------------------------------------------------
Warrant (right to buy)    $0.22      8/3/2001          A  1,363,636            Immed.   8/7/2001  Common Stock   1,363,636
------------------------------------------------------------------------------------------------------------------------------------
Warrant (right to buy)    $0.22      8/3/2001          A  1,363,636            Immed.   9/7/2001  Common Stock   1,363,636
------------------------------------------------------------------------------------------------------------------------------------
Warrant (right to buy)    $0.22      8/3/2001          A  1,363,636            Immed.  10/5/2001  Common Stock   1,363,636
------------------------------------------------------------------------------------------------------------------------------------
Warrant (right to buy)    $0.22      8/3/2001          A  1,363,636            Immed.  11/9/2001  Common Stock   1,363,636
------------------------------------------------------------------------------------------------------------------------------------
Warrant (right to buy)    $0.2255    8/3/2001          A  1,330,593            Immed.  12/7/2001  Common Stock   1,330,593
------------------------------------------------------------------------------------------------------------------------------------
Warrant (right to buy)    $0.23      8/3/2001          A  1,304,348            Immed.   1/4/2002  Common Stock   1,304,348
------------------------------------------------------------------------------------------------------------------------------------
Warrant (right to buy)    $0.23      8/3/2001          A  1,304,348            Immed.   2/8/2002  Common Stock   1,304,348
------------------------------------------------------------------------------------------------------------------------------------
Warrant (right to buy)    $0.23      8/3/2001          A  1,304,348            Immed.   3/8/2002  Common Stock   1,304,348
------------------------------------------------------------------------------------------------------------------------------------
Warrant (right to buy)    $0.23      8/3/2001          A  1,418,261            Immed.   4/5/2002  Common Stock   1,418,261
------------------------------------------------------------------------------------------------------------------------------------
Warrant (right to buy)    $0.22      8/3/2001    X                   1,363,636 Immed.   8/7/2001  Common Stock   1,363,636
------------------------------------------------------------------------------------------------------------------------------------
9. Number of           10. Ownership               11. Nature of
   Derivative              Form of                     Indirect
   Securities              Derivative                  Beneficial
   Beneficially            Security:                   Ownership
   Owned at End            Direct (D)                  (Instr. 4)
   of Month                or Indirect (I)
   (Instr. 4)              (Instr. 4)

--------------------------------------------------------------------------
      0                       1                          (2)
--------------------------------------------------------------------------
      0                       1                          (2)
--------------------------------------------------------------------------
  1,363,636                   1                          (2)
--------------------------------------------------------------------------
  1,363,636                   1                          (2)
--------------------------------------------------------------------------
  1,363,636                   1                          (2)
--------------------------------------------------------------------------
  1,363,636                   1                          (2)
--------------------------------------------------------------------------
  1,330,593                   1                          (2)
--------------------------------------------------------------------------
  1,304,348                   1                          (2)
--------------------------------------------------------------------------
  1,304,348                   1                          (2)
--------------------------------------------------------------------------
  1,304,348                   1                          (2)
--------------------------------------------------------------------------
  1,418,261                   1                          (2)
--------------------------------------------------------------------------
      0                       1                          (2)
--------------------------------------------------------------------------

(1)  Cancellation of warrant in connection with issuance of replacement warrants.
(2)  By Global Alpha Corporation

Explanation of Responses:


**Intentional misstatements or omissions of facts constitute Federal           /s/ Abdulaziz Bin Fahad Bin Abdullah  August 31, 2001
  Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).               ------------------------------------  ---------------
                                                                               **Signature of Reporting Person       Date
Note: File three copies of this Form, one of which must be manually signed.    Abdulaziz Bin Fahad Bin Abdullah,
      If space is insufficient, see Instruction 6 for procedure.               Director

Potential persons who are to respond to the collection of information contained
in this form are not required to respond unless the form displays a currently                                                 Page 2
valid OMB Number.                                                                                                    SEC 1474 (3-99)
